UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2017 bebe stores, inc.

(Exact Name of Registrant as Specified in Charter)

California	0-24395	94-2450490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Valley Drive Brisbane, California	94005 (Zip Code)
(Address of Principal Executive Offices)

(415) 715-3900

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Sale of Distribution Center

On May 22, 2017, bebe stores, inc., a California corporation (the “Company”), entered into a Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate with Tulloch Corporation (the “Distribution Center Agreement”) to sell its distribution center in Benicia California for a purchase price of approximately $21.8 million. The Company retains a right to use 72,000 square feet of the distribution center through December 31, 2017, with the ability to terminate this right with 30 days written notice. The sale is expected to close by the end of July 2017, subject to customary closing conditions.

The foregoing description of the Distribution Center Agreement does not purport to be complete and is qualified in its entirety by reference to the Distribution Center Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending July 1, 2017.

Asset Purchase Agreement

On May 30, 2017, the Company and GBG USA Inc., a Delaware corporation (“GBG”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which the Company agreed to sell and transfer certain inventory and purchase orders related to the Company’s website and international wholesale business (collectively, the “Transferred Assets”). GBG paid the Company $5.0 million as consideration for the Transferred Assets. The Asset Purchase Agreement contains customary representations, warranties and covenants of the Company and GBG and indemnity obligations of each party with respect to the foregoing.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Asset Purchase Agreement, a copy of which is filed as Exhibit 10.2 hereto and is hereby incorporated into this report by reference.

On May 30, 2017, the Company and GBG entered into a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which the Company agreed to provide certain transitional services in connection with the Transferred Assets through September 30, 2017, with an option for a thirty day extension. GBG agreed to pay the Company a monthly fee of approximately $3.0 million subject to certain adjustments during the term of the services.

The foregoing description of the Transition Services Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Transition Services Agreement, a copy of which is filed as Exhibit 10.3 hereto and is hereby incorporated into this report by reference.

JV License Termination and Assignments

On May 30, 2017, the Company entered into a Consensual Termination of License Agreement, by and among BB Brand Holdings LLC (the “JV”), bebe studio, Inc. and the Company (the “License Agreement Termination”), pursuant to which the parties terminated the License Agreement, dated as of June 8, 2016. Pursuant to the License Agreement Termination, the Company transferred to the JV the website domains www.bebe.com, www.2bstores.com and www.bebeoutlets.com (the “URLs”), along with the Company’s social media accounts (the “Media Accounts”) and the Company’s agreements with certain of its international distributors (the “Distribution Agreements”).

The foregoing description of the License Agreement Termination does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the License Agreement Termination, a copy of which is filed as Exhibit 10.4 hereto and is hereby incorporated into this report by reference.

In addition, to facilitate the transactions with GBG, on May 30, 2017, the Company also transferred to the JV the Company’s designs relating to the bebe brand and customer information collected from visitors of the bebe retail stores and bebe-branded websites (collectively, with the assignments of the URLs, Distribution Agreements and Media Accounts, the “Assignments”).

Loan Agreement

On May 31, 2017, the Company entered into a Loan and Security Agreement (the “Loan Agreement”), with the lenders from time to time party thereto (the “Lenders”) and GACP Finance Co., LLC, a Delaware limited liability company (“GACP”), as administrative agent for the Lenders. Pursuant to the Loan Agreement, the Company borrowed $35.0 million in term loans.

The Company will use the loan proceeds (a) to fund payments to landlords of retail stores operated by the Company resulting from the closure of such stores, (b) to fund the closing costs in connection with the Loan Agreement, and (c) for general working capital purposes. The term loans under the Loan Agreement mature on May 30, 2018. Interest payments on the term loans are due on the last day of each month, beginning on June 30, 2017. Interest on the term loans accrues at an annual fixed rate of 9%. The Company may prepay all or a portion of the outstanding principal and accrued unpaid interest under the Loan Agreement at any time upon prior notice to the Lenders, without penalty or prepayment fee. The Company is required to prepay all or a portion of the outstanding principal and accrued unpaid interest under the Loan Agreement with: (1) 75% of the net sale proceeds from bebe studio realty, LLC’s sale of its design center in Los Angeles or its warehouse in Benicia (whichever sale is first); (2) 100% of the net sale proceeds from bebe studio realty, LLC’s sale of its remaining real property; (3) 100% of all proceeds of any dispositions (other than sales of inventory and other permitted dispositions) in excess of $250,000 per year; and (4) 100% of all proceeds of any cash for any extraordinary receipts (i.e., insurance proceeds, tax refunds, condemnation proceeds, etc.) in excess of $250,000 per year.

As security for its obligations under the Loan Agreement, the Company granted a lien on substantially all of its assets to GACP for the ratable benefit of the Lenders. In addition, all direct and indirect wholly-owned subsidiaries of the Company entered into a Guaranty (the “Guaranty”), in favor of GACP, pursuant to which such subsidiaries guaranteed the obligations of the Company under the Loan Agreement, and granted as security for their guaranty obligations, a lien on certain of their assets, including, among other things, equity interests, cash and real property (specifically, bebe studio realty, LLC pledged all of its interest in certain of its owned real property (a design center, a warehouse and two condominiums) for the benefit of GACP).

The Loan Agreement also contains customary affirmative and negative covenants for a credit facility of this size and type, including covenants that limit or restrict the Company’s ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions. In addition, the Company shall not have less than 75% of certain cash set forth under an agreed budget.

The Loan Agreement includes customary events of default that include, among other things, non-payment, inaccuracy of representations and warranties, covenant breaches, events that result in a material adverse effect (as defined in the Loan Agreement), cross default to material indebtedness or material agreements, bankruptcy and insolvency, material judgments and a change of control (as defined in the Loan Agreement). The occurrence and continuance of an event of default could result in the acceleration of the obligations under the Loan Agreement. Under certain circumstances, a default interest rate of 11.00% per annum will apply at the election of the Lenders on all outstanding obligations during the occurrence and continuance of an event of default under the Loan Agreement.

The foregoing descriptions of the Loan Agreement and Guaranty do not purport to be complete and are qualified in its entirety by reference to the Loan Agreement and Guaranty, copies of which are filed as Exhibit 10.5 and 10.6 hereto, respectively, and each is hereby incorporated into this report by reference.

Item 1.02	Termination of a Material Definitive Agreement

The information set forth in Item 1.01 above with respect to the License Agreement Termination and Assignments is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Loan Agreement and the Guaranty are incorporated herein by reference.

Item 8.01	Other Events

As of May 27, 2017, the Company had effectively ended all retail operations. Going forward, the Company anticipates having no retail operations, and its sole function will be the collection of distributions from the JV.

Additionally, as of June 5, 2017, the Company has reached agreement with substantially all of its retail store landlords to terminate the existing leases for its retail stores for an aggregate payment of approximately $65.0 million. The Company has closed all of its retail stores as of May 31, 2017 and all retail store employees have been terminated as of such date.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Asset Purchase Agreement, dated May 30, 2017, by and between the registrant and GBG USA Inc.

10.2	Transition Services Agreement, dated May 30, 2017, by and between the registrant and GBG USA Inc.

10.3	Consensual Termination of License Agreement, dated May 30, 2017, by and among the registrant, bebe studio, inc., and BB Brand Holdings LLC.

10.4	Loan and Security Agreement, dated May 31, 2017, by and among the registrant, GACP Finance Co., LLC, as administrative agent for the Lenders, and the lenders from time to time party thereto.

10.5	Guaranty, dated May 31, 2017, by and among bebe management, inc., bebe stores (Canada), inc., bebe studio, inc., bebe studio realty, LLC and GACP Finance Co., LLC, as administrative agent for the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

bebe stores, inc.

Date: June 6, 2017	By:	/s/ Walter Parks
Walter Parks, President, Chief Operating Officer and Interim Chief Financial Officer